EX-99.h.1.ii

AMENDMENT NO. 1 TO

SCHEDULE A

DELAWARE GROUP EQUITY FUNDS V

SHAREHOLDER SERVICES AGREEMENT

APPLICABLE SERIES

EFFECTIVE AS OF JUNE 30, 2016

Delaware Small Cap Core Fund

Delaware Small Cap Value Fund

Delaware Wealth Builder Fund (formerly, Delaware Dividend Income Fund)

AGREED AND ACCEPTED:

DELAWARE INVESTMENTS FUND SERVICES COMPANY		DELAWARE GROUP EQUITY FUNDS V for its series set forth in this Schedule A

By:	/s/ Michael F. Capuzzi	By:	/s/ Shawn K. Lytle
Name:	Michael F. Capuzzi	Name:	Shawn K. Lytle
Title:	Senior Vice President	Title:	President and Chief Executive Officer